Plastinum Announces Results of Stockholder Meeting and Production of Products

LOS ANGELES, July 1 -- Plastinum Polymer Technologies Corp. (OTC Bulletin Board: PLNU) announced that its Annual Meeting of Stockholders was held on July 1, 2008. At the meeting, Messrs. Jacques Mot, Marcel Rokegem and Pierre Kladny were elected to the Board of Directors and all other proposals that were to be voted on at the meeting were approved or ratified. Plastinum thanks its stockholders for their continued support and appreciation.

As previously announced, Plastinum recently began the commercialization of its first compounds made from recycled mixed post-consumer plastics: the Infinymer Sml 31.1 and the Infinymer Ssl 31.1. Since that announcement, Plastinum has conducted discussions to engage customers in Europe and the Far East.

Plastinum is now pleased to announce that it is has begun the manufacture of products at its facility in Emmen, The Netherlands and expects to initiate the shipment of products to the Far East by August 31, 2008.

Mr. Jacques Mot, Chairman and Chief Executive Officer of Plastinum said, "Since we began commercialization in March of this year, we have taken significant steps toward production and shipping of our products. We fully expect that in the next few months we will continue and accelerate our development and that our efforts will turn into meaningful revenue. Plastinum is also pleased to be able to contribute its part in making the world more environmentally sound."

About Plastinum Polymer Technologies Corp.:

Plastinum Polymer Technologies Corp., listed on The OTC Bulletin Board(R) (OTCBB) (ticker symbol "PLNU"), owns the patent rights associated with a mechano-chemical process through which multiple immiscible thermoplastics can be blended.

Plastinum's proprietary polymer processing technology, Blendymer, uniquely enables complete fusion, through mechano-chemical processing, of previously incompatible polymers. Its technology (apart from recycling) therefore also enables the creation of novel hybrid polymers.

Plastinum's mission is to commercialize the technology through applications in the virgin plastic markets (polymer alloys) and the plastic recycling sector (i.e. recycling of plastic from obsolete computer and other electronic equipment).

http://www.plastinum.com

Certain statements in this news release, including statements that we "believe", "expect", "fully expect", "intend" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding our potential future plans and objectives, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in our Securities and Exchange Commission filings available at http://www.sec.gov.